Exhibit 99.01

Sparby to retire, McDaniel to assume corporate-wide responsibilities

MINNEAPOLIS--(BUSINESS WIRE)-- Xcel Energy today announced the retirement of long-time executive, David M. Sparby. Sparby, a 33-year employee of Xcel Energy or its predecessor company Northern States Power Company, most recently served as senior vice president, Revenue Group, and president and CEO of Northern States Power Co.-Minnesota.
“Dave has had a remarkable career with the company,” said Ben Fowke, chairman, president and CEO of Xcel Energy. “He has been an integral part of making Xcel Energy the progressive, forward-thinking utility we are.”
Sparby held a variety of key positions throughout his tenure, including chief financial officer. Under his leadership, Xcel Energy’s operations in the Upper Midwest significantly expanded investments in renewable energy and energy efficiency. The company is now on track to reduce carbon by more than 30 percent by 2020 compared to 2005 levels, all while keeping rates affordable and competitive.
“Dave brought a unique ability to align stakeholders so that we could deliver in a way that worked for all,” Fowke said. “From cleaner power plants to transmission lines that bring wind energy to our customers, Dave drove results.”
Marvin McDaniel, senior vice president and chief administrative officer, will assume Sparby’s corporate-wide responsibilities as senior vice president, Revenue Group, Fowke said. McDaniel, a 27-year employee of Xcel Energy and its predecessor company New Century Energies, has held a variety of leadership positions in the financial operations, information technology, human resources, and rates and regulatory areas of the company. McDaniel will assume the additional responsibilities on Jan. 1.
“Marvin brings a wealth of experience to the position, allowing us to keep our forward momentum strong,” said Fowke. “Continuing to drive performance at our operating companies is a key priority for us so that we continue to deliver great results for our customers, investors and policymakers.”
Fowke said he expects to name a new president of NSP-Minnesota by the end of the year.
Xcel Energy (NYSE: XEL) is a major U.S. electricity and natural gas company with regulated operations in eight Western and Midwestern states. Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.5 million electricity customers and 1.9 million natural gas customers through its regulated operating companies. Company headquarters are located in Minneapolis.

Xcel Energy Media Relations, 612-215-5300
www.xcelenergy.com